Contact: William R. Belford, President     FOR IMMEDIATE RELEASE
         (218) 751-5120                    April 21, 1999


             FIRST FEDERAL BANCORPORATION
          DECLARES THREE FOR TWO STOCK SPLIT
           IN THE FORM OF 50% STOCK DIVIDEND


     The Board of Directors of First Federal Bancorporation on
April 20, 1999 declared a three for two stock split in the form of a 50% stock dividend on the Company's outstanding Common
Stock. The stock dividend is payable on May 20, 1999 to stockholders of record as of May 5, 1999.

     Stockholders will receive three shares of Common Stock for each two shares they hold on the record date. Stockholders entitled to receive fractional shares will receive cash based on the stock's market price on May 5, 1999.

     William R. Belford, President of the Company, stated that the Board of Directors determined that the payment of the stock dividend was appropriate in light of the Company's capital position, market price of the Common Stock and recent operating results. He noted that any further dividends will depend upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

     First Federal Bancorporation is the holding company for First Federal Bank. The Bank serves Central and Northern Minnesota from its main office in Bemidji, Minnesota and branch offices in Bemidji, Bagley, Baudette and Walker, Minnesota, and through a network of ATMs. Total assets of First Federal Bancorporation at December 31, 1998 were $129.5 million and stockholders' equity was $13.2 million. First Federal Bancorporation shares are listed on the NASDAQ Small Cap Market under the symbol "BDJI".